EXHIBIT 23.1
                                                                   ------------




            Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Time Warner Cable Inc. 2006 Stock Incentive Plan of our reports dated February 22, 2007, with respect to the consolidated financial statements and schedule of Time Warner Cable Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Time Warner Cable Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Time Warner Cable Inc., filed with the Securities and Exchange Commission.


                                                /s/ ERNST & YOUNG LLP


Charlotte, North Carolina
March 21, 2007